Exhibit 10.1

Executive EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is made and entered into as of September 18, 2021, by and between Precision BioSciences, Inc. (the “Company”), and Michael Amoroso (“Executive”).  The Company and Executive are sometimes referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

BACKGROUND

The Company wishes to employ Executive on the terms set forth in this Agreement, and Executive wishes to accept such employment on the same terms.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound, hereby agree as follows:

1.EMPLOYMENT.  As of October 15, 2021, or such earlier time as agreed by the Parties (the “Effective Date”), the Company will employ Executive and Executive hereby accepts employment as the President and Chief Executive Officer of the Company subject to the terms and conditions of this Agreement.  In addition, during the Term (as defined below), Executive will serve as a member of the Company’s Board of Directors (the “Board”), subject to applicable shareholder approval requirements.

2.NATURE OF EMPLOYMENT/DUTIES.  Executive shall serve as the President and Chief Executive Officer of the Company and shall have such responsibilities and authority as the Board may designate from time to time consistent with Executive’s title and position.  Executive shall report to the Board.  During the Term, Executive shall perform all duties and exercise all authority in accordance with, and otherwise comply with, all Company policies, procedures, practices and directions.  Executive shall devote substantially all working time, best efforts, knowledge and experience to perform successfully Executive’s duties and advance the Company’s interests. During Executive’s employment, Executive may, with the Board’s consent (which shall not be unreasonably withheld), engage in other business activities for compensation (including board memberships), provided that, such activities do not present a conflict of interest nor violate the Restrictive Covenant Agreement (defined in Section 6), nor otherwise prohibit Executive from fulfilling Executive’s obligations hereunder.

3.COMPENSATION.

3.1Base Salary.  During the Term, Executive’s annual base salary for all services rendered shall be six hundred thousand and 00/100 Dollars ($600,000) (less applicable taxes and withholdings) payable in accordance with the Company’s payroll practices as they may exist from time to time (such salary, as adjusted in accordance with this Section 3.1, referred to herein as “Base Salary”).  Base Salary may be reviewed and adjusted by the Company, at its discretion, in accordance with the Company’s policies, procedures, and practices as they may exist from time to time, provided that the Base Salary shall not be decreased unless the decrease is an across-the-board decrease for all senior management employees of the Company.

3.2Business Expenses.  During the Term, Executive shall be reimbursed for reasonable and necessary expenses actually incurred by Executive in performing services under this Agreement in accordance with and subject to the terms and conditions of the applicable Company reimbursement policies, procedures, and practices as they may exist from time to time.  All such reimbursements shall be made no later than the end of the calendar year following the calendar year in which the expense was incurred.

3.3Bonus.  During the Term, Executive may participate in any Company bonus plan the Company may adopt for senior management subject to the terms, conditions, and any eligibility requirements that may exist in such plan or plans. Executive’s annual incentive compensation under such bonus plan (the “Annual Bonus”) shall be targeted at sixty percent (60%) of Executive’s Base Salary (such target, as may be increased by the Board from time to time, the “Target Annual Bonus”). The Annual Bonus payable under the bonus plan shall be based on the achievement of performance goals to be determined by the Board. The payment of any Annual Bonus pursuant to the bonus plan shall be subject to Executive’s continued employment with the Company through the date of payment. Executive’s Annual Bonus for 2021 will be pro-rated based on the partial calendar year Executive is employed by the Company.  In addition to any pro-rated Annual Bonus earned by Executive in 2021, Executive will receive $200,000 when the Annual Bonuses for 2021 are paid to executives of the Company, which additional bonus shall be subject to Executive’s continued employment with the Company through the date of payment.

3.4Options; Restricted Stock Units.

3.4.1On or within thirty (30) days following the Effective Date, Executive will receive a grant of an option to purchase 850,000 shares of the Company’s common stock (“Common Stock”), with an exercise price per share equal to the fair market value of a share of Common Stock on the date of grant (the “Initial Option”).  The Initial Option will vest in accordance with the Company’s typical vesting schedule with 25% of the underlying shares subject to the Initial Option vesting on the one year anniversary of the Effective Date and the remainder vesting ratably over three years thereafter in quarterly installments, subject to Executive’s continued employment with the Company through the applicable vesting date, except as otherwise provided in this Agreement.  In addition, on or within thirty (30) days following the first anniversary of the Effective Date the Board will grant to Executive an additional option to purchase 250,000 shares of Common Stock (the “Subsequent Option”), subject to Executive’s continued employment with the Company on the date of grant.  If granted, the Subsequent Option will vest as to 25% on the second anniversary of the Effective Date with the remainder vesting ratably over three years thereafter in quarterly installments, subject to Executive’s continued employment with the Company on the applicable vesting date, except as otherwise provided in this Agreement.  The Initial Option and Subsequent Option (collectively, the “Options”) will be subject to the terms and conditions of the Company’s incentive award plan and an award agreement thereunder.

3.4.2On or within thirty (30) days following the Effective Date, Executive will receive a grant of restricted stock units covering that number of shares of Common Stock equal to $237,000 divided by the closing price of a share of Common Stock on the Effective Date (the “RSUs”).  The RSUs will vest on the first anniversary of the Effective Date, subject to Executive’s continued employment with the Company through such first anniversary.  The RSUs will be subject to the terms and conditions of the Company’s incentive award plan and an award agreement thereunder.

3.4.3.Starting in January of 2023 and continuing thereafter, Executive’s total compensation will be a combination of Base Salary, Annual Bonus and stock options/restricted stock units, subject to the discretion of the Board.

3.5Relocation Bonus.  Executive agrees to relocate to the Raleigh/Durham, North Carolina area no later than December 31, 2021 and the Company agrees to reimburse Executive for reasonable relocation costs up to $50,000, which amount shall be grossed-up for taxes (the “Relocation Bonus”).  In the event Executive resigns without Good Reason (as defined below) or is terminated for Cause (as defined below) within twelve (12) months following the Effective Date, Executive shall immediately repay the Relocation Bonus, including any amounts paid for taxes.  Prior to such relocation, Executive agrees to work full time at the Company’s headquarters in Durham, North Carolina.

3.6Legal Fees.  The Company agrees to reimburse Executive for reasonable attorney’s fees incurred by Executive in connection with the negotiation of this Agreement and the Restrictive Covenant Agreement up to $10,000.

3.7Benefits.  During the Term, Executive may participate in all medical, dental and disability insurance, 401(k), personal leave and other employee benefit plans and programs of the Company for which Executive is eligible, provided, however, that Executive’s participation in benefit plans and programs is subject to the applicable terms, conditions and eligibility requirements of these plans and programs, some of which are within the plan administrator’s discretion, as they may exist from time to time.

3.8Indemnification; D&O Insurance.  Both during and after the Term, the Company hereby agrees to indemnify Executive and hold Executive harmless to the maximum extent permitted by the Company’s organizational documents as in effect from time to time against and in respect of any and all actions, suits, proceedings, investigations, claims, demands, judgments, costs, expenses (including reasonable attorney’s fees), losses, and damages resulting from Executive’s good faith performance of Executive’s duties and obligations with the Company hereunder.  The Company shall cover the Executive under directors’ and officers’ liability insurance to the same extent as the Company covers its other active officers and directors.  The foregoing obligations shall survive the termination of Executive’s employment with the Company.

4.TERM OF EMPLOYMENT AND TERMINATION.  The Company and Executive acknowledge that Executive’s employment is and shall be “at-will” and that Executive’s employment with the Company may be terminated by either Party at any time for any or no reason (subject to any applicable notice requirements in this Section).  This “at-will” nature of Executive’s employment shall remain unchanged during Executive’s tenure as an employee and may not be changed, except in an express writing signed by Executive and a duly authorized officer of the Company.  The term of this Agreement and Executive’s employment hereunder shall commence on the Effective Date and continue until terminated as set forth in this Section (the “Term”).  The date on which Executive’s employment terminates, as determined by the Company, regardless of the reason, shall be referred to herein as the “Separation Date.”  Upon termination of Executive's  employment for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its subsidiaries.

4.1Without Cause, Upon Notice.  Either the Company or Executive may terminate Executive’s employment and this Agreement without Cause at any time upon giving the other party thirty (30) days written notice.

4.2For Cause.  The Company may terminate Executive’s employment and this Agreement immediately without notice at any time for “Cause,” which shall mean the following:

4.2.1Executive’s material failure to perform Executive’s duties or to carryout the reasonable and lawful instructions of the Board (other than any such failure resulting from incapacity due to physical or mental illness);

4.2.2Executive’s engagement in dishonesty, illegal conduct, or gross misconduct, whether or not related to Executive’s employment with the Company;

4.2.3Executive’s embezzlement, misappropriation, or fraud, whether or not related to Executive’s employment with the Company;

4.2.4Executive is criminally charged, convicted, enters a plea, or agrees to any deferred judgment, deferred prosecution agreement or non-prosecution agreement, for any federal or state crime other than a traffic-related misdemeanor;

4.2.5Executive’s failure to cooperate with the Company in any investigation or formal proceeding;

4.2.6Executive’s material breach of any material obligation under this Agreement, the Restrictive Covenant Agreement, or any other written agreement between Executive and the Company; or

4.2.7any material failure by Executive to comply with the Company’s written policies or rules, including but not limited to the Company’s conflict of interest policies or rules, as they may be in effect from time to time.

Provided, however, that prior to termination based on Sections 4.2.1, 4.2.5, 4.2.6 or 4.2.7, Executive shall be given written notice of the facts allegedly constituting Cause and a thirty (30) day opportunity to cure.

4.3By Death or Disability.  Executive’s employment and this Agreement shall terminate upon Executive’s Disability or death.  For purposes of this Agreement, “Disability” shall mean Executive’s inability, due to physical or mental incapacity, to perform the essential functions of Executive’s job, with or without reasonable accommodation, for one hundred eighty (180) days out of any three hundred sixty-five (365) day period; provided however, in the event that the Company temporarily replaces the Executive, or transfers the Executive’s duties or responsibilities to another individual on account of the Executive’s inability to perform such duties due to a mental or physical incapacity which is, or is reasonably expected to become, a Disability, then the

Executive’s employment shall not be deemed terminated by the Company and the Executive shall not be able to resign with Good Reason as a result thereof. Any question as to the existence of the Executive’s Disability as to which the Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive and the Company. If the Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and the Executive shall be final and conclusive for all purposes of this Agreement. The Company shall give Executive written notice of termination for Disability and the termination shall be effective as of the date specified in such notice.

4.4For Good Reason.  Executive may terminate Executive’s employment for “Good Reason,” which shall mean the occurrence of any of the following, in each case without the Executive’s written consent:

4.4.1a material reduction in Executive’s Base Salary in an amount equivalent to ten percent (10%) or greater, other than a general reduction in Base Salary that affects all similarly situated executives;

4.4.2material, adverse change in Executive’s title, authority, duties, or responsibilities (other than temporarily while the Executive is physically or mentally incapacitated or as required by applicable law), provided that this shall not apply following an acquisition of or merger by the Company if Executive is provided with similar title, responsibilities, duties and authority in a larger organization, but only with respect to the business of the Company and its subsidiaries;

4.4.3an involuntary relocation of the Executive’s principal place of employment by more than thirty-five (35) miles from the Company’s headquarters; or

4.4.4the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law; provided, that if the successor is a larger organization than the Company, such successor’s failure to elect Executive to such successor company’s board of directors or other governing body shall not constitute Good Reason.

Executive cannot terminate Executive’s employment for Good Reason unless Executive has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within sixty (60) days of the initial existence of such grounds and the Company has had at least thirty (30) days from the date on which such notice is provided to cure such circumstances. If the Executive does not terminate Executive’s employment for Good Reason within ninety (90) days after the first occurrence of the applicable grounds, then the Executive will be deemed to have waived Executive’s right to terminate for Good Reason with respect to such grounds.

5.COMPENSATION AND BENEFITS UPON TERMINATION. If Executive's employment terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, award or compensation other than as provided in this Agreement or otherwise agreed to in writing by the Company or as provided by applicable law. Upon termination of Executive’s employment pursuant to any of the circumstances listed in Section 4, Executive (or Executive’s estate) shall be entitled to receive the sum of: (i) the portion of Executive’s Base Salary earned through the Separation Date, but not yet paid to Executive; (ii) any expense reimbursements owed to Executive pursuant to Section 3.2; and (iii) any amount accrued and arising from Executive’s participation in, or benefits accrued under any employee benefit plans, programs or arrangements, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements (collectively, the “Accrued Obligations”). Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided herein, all of Executive’s rights to salary, severance, benefits, bonuses and other compensatory amounts hereunder (if any) shall cease upon the termination of Executive’s employment hereunder. In the event that Executive’s employment is terminated by the Company for any reason, Executive’s sole and exclusive remedy shall be to receive the payments and benefits described in this Section 5.

5.1By the Company for Cause or because of Executive’s Death or Disability, or by Executive Without Cause, Upon Notice.  If Executive’s employment and this Agreement are terminated by the Company for Cause or because of Executive’s death or Disability, or by Executive pursuant to Section 4.1 (Without Cause, Upon Notice), then the Company’s obligation to compensate Executive ceases on the Separation Date except for the Accrued Obligations.

5.2By the Company Without Cause or by Executive for Good Reason.  If the Company terminates Executive’s employment and this Agreement pursuant to Section 4.1 (Without Cause, Upon Notice) or Executive terminates Executive’s employment and this Agreement pursuant to Section 4.4 (for Good Reason), subject to Executive’s continued compliance with Executive’s obligations under the Restrictive Covenant Agreement then the Company shall pay Executive the Accrued Obligations and subject to Section 5.5 (Required Release), Executive shall be entitled to the following:

5.2.1An amount equal to 1.0x Executive’s then current Base Salary (less applicable taxes and withholdings), payable in substantially equal monthly installments on the same payroll schedule applicable to Executive immediately prior to Executive’s separation from service and over the twelve (12) month period commencing on the first such payroll date on or following the Release Effective Date (as defined in Section 5.5 below), but not later than ninety (90) days following the Separation Date; provided, however, that if the 90th day following Separation Date occurs in the year following the year in which Separation Date occurs, then the payments shall commence no earlier than January 1st of such subsequent year and provided further that if such payments commence in such subsequent year, the first such payment shall be a lump sum in an amount equal to the payments missed between the Separation Date and the Release Effective Date; and

5.2.2If Executive timely and properly elects to receive continued health coverage under the Company’s applicable group health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall directly pay, or reimburse Executive for, the COBRA premiums for Executive and Executive’s covered dependents under such plans during the period commencing on Executive’s Separation Date and ending upon the earliest of (i) the last day of the twelfth month following the Executive’s Separation Date, (ii) the date that Executive and/or Executive’s covered dependents become no longer eligible to receive COBRA or (iii) the date on which Executive becomes eligible to receive substantially similar coverage from a subsequent employer (and Executive agrees to promptly notify the Company of such eligibility) (the “COBRA Continuation Period”).  Notwithstanding the foregoing, if the Company's making payments under this Section 5.2.2 would violate the nondiscrimination rules applicable to non-grandfathered plans under the Affordable Care Act (the “ACA”), or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder), the parties agree to reform this Section 5.2.2 in a manner as is necessary to comply with the ACA. Executive shall provide the Company with notice of subsequent employment and comparable coverage within thirty (30) days of commencement of such comparable coverage.

5.3Following a Change in Control, by the Company Without Cause or by Executive for Good Reason.  If within twelve (12) months following the occurrence of a Change in Control, as defined herein, either the Company terminates Executive’s employment and this Agreement pursuant to Section 4.1 (Without Cause, Upon Notice) or Executive terminates Executive’s employment and this Agreement pursuant to Section 4.4 (for Good Reason), then in lieu of any benefits under Section 5.2, and subject to Executive’s continued compliance with Executive’s obligations under the Restrictive Covenant Agreement, the Company shall pay Executive the Accrued Obligations and, subject to Section 5.5 (Required Release), Executive shall be entitled to the following:

5.3.1An amount equal to 1.5x Executive’s then Base Salary and 1.5x Executive’s Target Annual Bonus (less applicable taxes and withholdings), payable in lump sum seventy-five (75) days following the Separation Date;

5.3.2the benefits set forth in Section 5.2.2, provided that for this purpose, eighteen months shall be substituted for twelve months; and

5.3.3All unvested and outstanding time-based equity grants shall vest in full as of the Separation Date, including the Options and RSUs, provided that such equity shall remain subject to the other terms and conditions of the applicable Company incentive award plan(s) and individual award agreement(s).

5.4Definition of Change in Control.

5.4.1“Change in Control” means and includes each of the following:

(a)A transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission or a transaction or series of transactions that meets the requirements of clauses (i) and (ii) of subsection (c) below) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as

amended (the “Exchange Act”)) (other than the Company, any of its Subsidiaries, an employee benefit plan maintained by the Company or any of its Subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; provided, however, that for purposes of this Agreement, “Subsidiary” means any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least 50% of the total combined voting power of all classes of securities or interests in one of the other entities in such chain; or

(b)During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) of the Board (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in subsections (a) or (c)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(c)The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(i)which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii)after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (ii) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.

5.4.2Notwithstanding the foregoing, if a Change in Control constitutes a payment event under this Agreement that provides for the deferral of compensation that is subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder (collectively, “Section 409A”), to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described in subsection (a), (b) or (c) with respect to such payment (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).

5.4.3The Company shall have full and final authority, which shall be exercised in its reasonable discretion consistent with the criteria referenced above, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.

5.5Required Release.  Notwithstanding any provision of this Agreement to the contrary, the Company’s obligation to provide the payments and reimbursements under Sections 5.2.1, 5.2.2, 5.3.1 and 5.3.2 is conditioned upon Executive’s execution of a standard form of an enforceable release of claims (the “Release”) and Executive’s compliance with the Restrictive Covenant Agreement.  If Executive chooses not to execute the Release or fails to comply with the Restrictive Covenant Agreement, then the Company’s obligation to compensate Executive ceases on the Separation Date except as to amounts due at the time.  The Release shall be provided to Executive within ten (10) days of Executive’s separation from service and Executive must execute it within the time period specified in the Release (which shall not be longer than forty-five (45) days from the date of receipt).  Such Release shall not be effective until any applicable revocation period has expired (the “Release Effective Date”).

5.6Benefits in Lieu of Other Severance.  Executive is not entitled to receive any compensation or benefits upon Executive’s termination except as: (i) set forth in this Agreement; (ii) otherwise required by law; or (iii) otherwise required by any employee benefit plan in which Executive participates. Moreover, the terms and conditions afforded Executive under this Agreement are in lieu of any severance benefits to which Executive otherwise might be entitled pursuant to any severance plan, policy and practice of the Company.

6.Restrictive Covenants. As a condition of employment, Executive will be obligated under the Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement, executed simultaneously herewith (the “Restrictive Covenant Agreement”). Executive agrees to abide by the terms of the Restrictive Covenant Agreement, or any other subsequent agreement with the Company relating to proprietary information, inventions, intellectual property, non-competition or non-solicitation, the terms of which are hereby incorporated by reference into this Agreement. Executive acknowledges that the provisions of the Restrictive Covenant Agreement, or any subsequent similar agreement, will survive the termination of Executive’s employment and/or the termination of this Agreement.

7.Company Property.  Upon the termination of Executive’s employment or upon Company’s earlier request, Executive shall:  (i) deliver to the Company all records, memoranda, data, documents and other property of any description which refer or relate in any way to trade secrets or confidential information, including all copies thereof, which are in Executive’s possession, custody or control; (ii) deliver to the Company all Company property (including, but not limited to, keys, credit cards, customer files, contracts, proposals, work in process, manuals, forms, computer-stored work in process and other computer data, research materials, other items of business information concerning any Company customer, or Company business or business methods, including all copies thereof) which is in Executive’s possession, custody or control; (iii) bring all such records, files and other materials up to date before returning them; and (iv) fully cooperate with the Company in winding up Executive’s work and transferring that work to other individuals designated by the Company.

8.EMPLOYEE REPRESENTATION.  Executive represents and warrants that Executive’s employment and obligations under this Agreement will not (i) breach any duty or obligation Executive owes to another or (ii) violate any law, recognized ethics standard or recognized business custom.

9.Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and a duly authorized officer of Company. By an instrument in writing similarly executed, Executive or a duly authorized officer of the Company may waive compliance by the other Party with any specifically identified provision of this Agreement that such other Party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder will preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

10.ENTIRE AGREEMENT.  Except as expressly provided in this Agreement, this Agreement: (i) supersedes and cancels all other understandings and agreements, oral or written, with respect to Executive’s employment with the Company; (ii) supersedes all other understandings and agreements, oral or written, between the parties with respect to the subject matter of this Agreement; and (iii) constitutes the sole agreement between the parties with respect to this subject matter.  Each party acknowledges that: (i) no representations, inducements, promises or agreements, oral or written, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Agreement; and (ii) no agreement, statement or promise not contained in this Agreement shall be valid.  No change or modification of this Agreement shall be valid or binding upon the parties unless such change or modification is in writing and is signed by the parties.

11.SEVERABILITY.  If a court of competent jurisdiction holds that any provision or sub-part thereof contained in this Agreement is invalid, illegal, or unenforceable, that invalidity, illegality, or unenforceability shall not affect any other provision in this Agreement.

12.Assignment and Successors.  The Company may assign its rights and obligations under this Agreement to any of its affiliates or to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise), and may assign or encumber this Agreement and its rights hereunder as security for  indebtedness of the Company and its affiliates. This Agreement shall be binding upon and inure to the benefit of the Company, Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only by will or operation of law.

13.GOVERNING LAW.  This Agreement shall be construed, interpreted, and governed in accordance with and by North Carolina law and the applicable provisions of federal law (“Applicable Federal Law”).  Any and all claims, controversies, and causes of action arising out of or relating to this Agreement, whether sounding in contract, tort, or statute, shall be governed by the laws of the state of North Carolina, including its statutes of limitations, except for Applicable Federal Law, without giving effect to any North Carolina conflict-of-laws rule that would result in the application of the laws of a different jurisdiction. Both Executive and the Company acknowledge and agree that the state or federal courts located in North Carolina have personal jurisdiction over them and over any dispute arising under this Agreement, and both Executive and the Company irrevocably consent to the jurisdiction of such courts.

14.COUNTERPARTS.  This Agreement may be executed in counterparts, each of which shall be an original, with the same effect as if the signatures affixed thereto were upon the same instrument.

15.Notices. Any notice, request, claim, demand, document and other communication hereunder to any Party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by facsimile or certified or registered mail, postage prepaid, as follows:

15.1If to the Company, to the General Counsel or Chief Financial Officer of the Company at the Company’s headquarters,

15.2If to Executive, to the last address that the Company has in its personnel records for Executive, or

15.3At any other address as any Party shall have specified by notice in writing to the other Party.

16.SECTION 409A OF THE INTERNAL REVENUE CODE.  The parties intend that the provisions of this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder (collectively, “Section 409A”) and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause Executive to incur any additional tax or interest under Section 409A, the Company shall, upon the specific request of Executive, use its reasonable business efforts to in good faith reform such provision to comply with Code Section 409A; provided, that to the maximum extent practicable, the original intent and economic benefit to Executive and the Company of the applicable provision shall be maintained, and the Company shall have no obligation to make any changes that could create any additional economic cost or loss of benefit to the Company. The Company shall timely use its reasonable business efforts to amend any plans and programs in which Executive participates to bring it in compliance with Section 409A. Notwithstanding the foregoing, the Company shall have no liability with regard to any failure to comply with Section 409A so long as it has acted in good faith with regard to compliance therewith.

16.1Separation from Service.  A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following  a termination of employment unless such termination also constitutes a “Separation from Service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” “separation from service” or like terms shall mean Separation from Service.

16.2Separate Payments.  Each installment payment required under this Agreement shall be considered a separate payment for purposes of Section 409A.

16.3Delayed Distribution to Specified Employee.  If the Company determines in accordance with Sections 409A and 416(i) of the Code and the regulations promulgated thereunder, in the Company’s sole discretion, that Executive is a Specified Employee of the Company on the date Executive’s employment with the Company terminates and that a delay in benefits provided under this Agreement is necessary to comply with Code Section 409A(A)(2)(B)(i), then any severance payments and any continuation of benefits or reimbursement of benefit costs provided by this Agreement, and not otherwise exempt from Section 409A, shall be delayed for a period of six (6) months following the Separation Date (the “409A Delay Period”).  In such event, any severance payments and the cost of any continuation of benefits provided under this Agreement that would otherwise be due and payable to Executive during the 409A Delay Period shall be paid to Executive in a lump sum cash amount in the month following the end of the 409A Delay Period.  For purposes of this Agreement, “Specified Employee” shall mean an employee who, on an Identification Date (“Identification Date” shall mean each December 31) is a specified employee as defined in Section 416(i) of the Code without regard to paragraph (5) thereof.  If Executive is identified as a Specified Employee on an Identification Date, then Executive shall be considered a Specified Employee for purposes of this Agreement during the period beginning on the first April 1 following the Identification Date and ending on the following March 31.

16.4Reimbursements.  To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:  (a) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (b) any reimbursement of an eligible expense shall be paid to Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (c) any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

17.Parachute Payments.  Notwithstanding any other provisions of this Agreement or any other plan, agreement or arrangement to the contrary, in the event that any payment or benefit provided by the Company or any of its affiliates to or for the benefit of

Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (all such payments and benefits, including the payments and benefits under Section 5 hereof, being hereinafter referred to as the “Total Payments”), would, but for this Section 17, be subject (in whole or in part) to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Total Payments shall be reduced (in the order provided in Section 17.1) to the minimum extent necessary to avoid the imposition of the Excise Tax on the Total Payments, but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income and employment taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income and employment taxes on such Total Payments and the amount of the Excise Tax to which Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

17.1Order of Reduction.  The Total Payments shall be reduced in the following order: (i) reduction on a pro-rata basis of any cash severance payments that are exempt from Section 409A of the Code (“Section 409A”), (ii) reduction on a pro-rata basis of any non-cash severance payments or benefits that are exempt from Section 409A, (iii) reduction on a pro-rata basis of any other payments or benefits that are exempt from Section 409A, and (iv) reduction of any payments or benefits otherwise payable to Executive on a pro-rata basis or such other manner that complies with Section 409A; provided, in case of clauses (ii), (iii) and (iv), that reduction of any payments attributable to the acceleration of vesting of the Initial Option, the Subsequent Option, or any other Company equity awards shall be first applied to Company equity awards that would otherwise vest last in time.

17.2Determinations.  All determinations regarding the application of this Section 17 shall be made by an accounting firm or consulting group with experience in performing calculations regarding the applicability of Section 280G of the Code and the Excise Tax selected by the Company (the “Independent Advisors”). For purposes of determinations, no portion of the Total Payments shall be taken into account which, in the opinion of the Independent Advisors, (i) does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) or (ii) constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation. The costs of obtaining such determination and all related fees and expenses (including related fees and expenses incurred in any later audit) shall be borne by the Company.

17.3Additional Reductions.  In the event it is later determined that a greater reduction in the Total Payments should have been made to implement the objective and intent of this Section 17, the excess amount shall be returned promptly by Executive to the Company.

18.WITHHOLDING.  The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold.

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[Signature Page for Employment Agreement]

IN WITNESS WHEREOF, the parties have entered into this Agreement on the day and year first written above.

MICHAEL AMOROSO

/s/ Michael Amoroso

Precision Biosciences, Inc.

By:  /s/ John Alexander Kelly

Title:  Chief Financial Officer